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Exhibit 8.1  Opinion of KPMG Peat Marwick LLP re: State Tax Matters

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                                [Letterhead]

January 2, 1998


Board of Directors
Elgin Financial Center, S.B.
1695 Larkin Avenue
Elgin, Illinois  60123

Board of Directors
EFC Bancorp, Inc.
1695 Larkin Avenue
Elgin, Illinois 60123

    Re: State of Illinois Tax Consequences of the Conversion of Elgin Financial Center, S.B. from an Illinois Chartered Mutual Savings Bank to an Illinois Chartered Stock Savings Bank and Sale of Common Stock of EFC Bancorp, Inc.

You have requested an opinion of the potential State of Illinois income tax consequences of the proposed conversion of Elgin Financial Center, S.B. from an Illinois chartered mutual savings bank ("Elgin Savings") to an Illinois chartered stock savings bank ("Elgin Savings Stock") and the acquisition of Elgin Savings Stock's capital stock by EFC Bancorp, Inc. ("EFC"), a newly formed holding company in the state of Delaware, pursuant to the plan ("Plan") of conversion ("Conversion").

You have submitted for our consideration the prospectus (Prospectus) for the Conversion of Elgin Savings from the mutual to stock form of organization. Based upon our review of the Prospectus and our understanding of the Facts (as detailed in Section I) and your Representations (as detailed in Section
II), we have rendered our opinion (in Section III) regarding the potential State of Illinois income tax effect of the proposed Conversion.

Our opinion is restricted solely to the State of Illinois income tax consequences discussed herein regarding the Conversion of Elgin Savings


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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

from the mutual to the stock form of organization, the issuance of Elgin Savings Stock's outstanding shares to EFC, and the granting of non-transferable rights to subscribe to EFC's stock to eligible account holders, tax qualified employee benefit plans, including an employer's stock ownership plan ("ESOP"), supplemental eligible account holders and other voting members and certain other recipients. We express no opinion regarding matters not expressly addressed herein and no inference should be made regarding any matter not expressly addressed.

This opinion is exclusively for the use of EFC, Elgin Savings Stock and Elgin Savings in their submission to the Office of Thrift Supervision or other appropriate governmental body or agency for approval of the proposed Conversion and related transactions described herein and is not to be used for any other purpose without our written consent. We do consent to the inclusion of this opinion as an Exhibit to the Form S-1 Registration Statement of EFC and the references to this opinion in such Registration Statement.

Our conclusions reflect our professional judgment based on the facts and representations delineated herein as well as existing tax authorities that are subject to change. Any changes in facts, representations, or in existing tax authority could, of course, affect our conclusions. Further, our opinion represents merely our view of the transactions. No assurance can be given that either the Treasury, the Internal Revenue Service, or the Illinois Department of Revenue will agree with our opinion. The views of the Internal Revenue Service and the Illinois Department of Revenue may differ from those expressed herein.


                                      SECTION I
                                  STATEMENT OF FACTS


Elgin Savings, with administrative offices in Elgin, Illinois, is a state chartered mutual savings bank. As a mutual savings bank, Elgin Savings has

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of Elgin Savings belong to the deposit account holders of Elgin Savings, hereinafter sometimes referred to as "depositors". A depositor of Elgin Savings has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event Elgin Savings is ever liquidated. In addition, a depositor of Elgin Savings is entitled to interest on his account balance as fixed and paid by Elgin Savings.

In order to provide organizational and economic strength to Elgin Savings, the Board of Directors adopted a plan of conversion ("Plan of Conversion") whereby Elgin Savings will convert itself into an Illinois chartered stock savings bank (Elgin Savings Stock), the stock of which will be held entirely by EFC, a newly organized Delaware corporation. EFC will acquire the stock of Elgin Savings Stock by purchase, using proceeds received from the sale of its own stock under the Plan of Conversion. In connection with the Conversion, EFC will issue shares of its $.01 par value common stock ("Common Stock") in the Subscription and Community Offering. The price of the Common Stock will be based on FinPro's, an independent appraiser, valuation of the estimated proforma market value of the Common Stock as determined by the estimated total proforma market value of Elgin Savings Stock and EFC after conversion. The Conversion will be subject to the approval of the Office of Thrift Supervision, Department of Treasury ("OTS").

In accordance with the Plan of Conversion, non-transferable rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in a subscription offering ("Subscription Offering"), (1) holders of qualifying deposit accounts of $100 or more as of the close of business on July 31, 1996 ("Eligible Account Holders"), (2) EFC's tax qualified stock employee benefit plans including the Employee Stock Ownership Plan ("Employee Plans"), (3) Supplemental Eligible Account Holders, a term which is defined to mean any person who is a holder of a qualified deposit account of $100 or more at Elgin Savings as of September 30, 1997, and (4) members of Elgin Savings, consisting of


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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

depositors and borrowers of Elgin Savings as of the voting record date other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Voting Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. Currently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering will be offered in a community offering ("Community Offering") to certain members of the general public, with preference given to natural persons residing in the Kane, Cook, and McHenry counties in Illinois, in which Elgin Savings maintains an office. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered by EFC to the general public in a syndicated community offering ("Syndicated Community Offering").

Except for the ESOP, no Eligible Account Holder or Supplemental Eligible Account Holder may purchase in the Subscription Offering more than $200,000 of Common Stock; no person, together with associates and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than $200,000 of Common Stock.

EFC intends to establish a charitable foundation ("Foundation") incorporated under Delaware law as a non-stock corporation, in connection with the Conversion. The Plan provides that Elgin Savings Stock and EFC will create the Foundation and EFC will contribute to the Foundation a number of shares of its Common Stock equal to 8% of the number of shares of Common Stock sold in the Conversion. The Foundation will pay EFC an amount equal to the aggregate par value of the stock donated. The Foundation will be dedicated to charitable purposes within Elgin Savings Stock's local community.

The Conversion will not affect Elgin Savings' deposit accounts, individual account balances or existing FDIC insurance coverage, nor will it affect Elgin Savings' loan accounts, loan balances or the obligations of the borrowers to

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

Elgin Savings. Upon Conversion, voting rights with respect to Elgin Savings' corporate matters shall vest exclusively in EFC, which will be the sole shareholder of Elgin Savings Stock's stock.

Elgin Savings Stock will continue, after completion of the Conversion, to provide existing services to depositors and borrowers pursuant to existing policies and will maintain existing offices, management and employees. Elgin Savings Stock will continue to be insured by the FDIC up to applicable limits and will continue to be regulated by the FDIC. The affairs of Elgin Savings Stock will be directed by the existing Board of Directors of Elgin Savings, who will become directors of Elgin Savings Stock. Elgin Savings' depositors will pay expenses of the Conversion solely attributable to them, if any, Elgin Savings and EFC will each pay their own expenses of the Conversion and will not pay any expenses solely attributable to the shareholders of EFC.

The proposed Conversion of Elgin Savings does not include a receivership, foreclosure or similar proceeding before a federal or state agency involving a financial institution.

After the Conversion, each depositor of Elgin Savings Stock shall have a claim upon complete liquidation of Elgin Savings Stock to receive their pro rata share of any assets of Elgin Savings Stock remaining after payment of claims of all creditors. The claim of a depositor shall be limited to his
(her) pro rata share of the remaining assets in the ratio of the value of the depositor's account balance plus accrued interest to the total value of all depositors' accounts plus accrued interest at the time of liquidation.

A liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders shall be established upon Conversion in an amount equal to the surplus and reserves ("Net Worth") of Elgin Savings as of the latest balance sheet contained in the final Prospectus used in connection with the Conversion. After Conversion, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled, upon a complete liquidation of Elgin Savings Stock, to such Holder's pro rata


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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

interest in the liquidation account. The establishment of the liquidation account will not operate to restrict the use of application of any of the Net Worth accounts of Elgin Savings Stock, except that Elgin Savings Stock will not declare or pay cash dividends or repurchase any of its stock if the result thereof would be to reduce its Net Worth below the amount required for the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for the amount each of Holder's deposit accounts on July 31, 1996 and September 30, 1997, respectively, the eligibility record dates, bore to the balance of all Deposit Accounts in Elgin Savings on such dates.

If however, at the close of business on the last day of any period for which Elgin Savings Stock or EFC has prepared audited financial statements subsequent to the effective date of the Conversion ("Annual Closing Date"), the amount in any Deposit Account is less than the amount in such Deposit Account on any other Annual Closing Date, then an Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account relating to such Deposit Account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is withdrawn or closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to EFC as the sole stockholder of Elgin Savings Stock.

The assets and liabilities, including deposits, of Elgin Savings shall become the assets and liabilities of Elgin Savings Stock. All account balances at the termination of operations under Elgin Savings' charter will be transferred by operation of law intact to Elgin Savings Stock.

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998



                                      SECTION II
                                   REPRESENTATIONS


You have also provided the following representations concerning this transaction:

    (1) Elgin Savings' Eligible Account Holders, Supplemental Eligible Account Holders, and Other Voting Members, and Elgin Savings' Employees will pay the expenses of the Conversion solely applicable to them, if any. EFC and Elgin Savings will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to EFC's shareholders.

    (2) The proposed transactions do not involve the payment to EFC, Elgin Savings, or Elgin Savings Stock of financial assistance from Federal agencies within the meaning of Notice 89-102, 1989-40, C.B.1.

    (3) The fair market value of the withdrawable deposit accounts plus interest in the liquidation account of Elgin Savings Stock to be constructively received under the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts in Elgin Savings surrendered in exchange therefor.

    (4) No amount of an individual's total qualifying deposits in Elgin Savings as of the eligibility record dates will be excluded from participating in the liquidation account.

    (5) No Eligible Account Holder or Supplemental Eligible Account Holder as of the eligibility record dates will be excluded from participating in the liquidation account.


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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998


    (6) None of the shares of Common Stock to be purchased by the depositor-employees of Elgin Savings will be issued or acquired at a discount. However, shares will be given to certain employees as compensation by means of Elgin Savings Stock's stock award plans. Compensation to be paid to such depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    (7) No cash or property will be given to Eligible Account Holders, or Supplemental Eligible Account Holders, or others in lieu of (a) non-transferable subscription rights, or (b) an interest in the liquidation account of Elgin Savings Stock.

    (8) The exercise price of the subscription rights received by Elgin Savings' Eligible Account Holders or Supplemental Eligible Account Holders to purchase EFC Common Stock will be equal to the fair market value of the stock of EFC at the time of the completion of the proposed transactions determined by an independent appraisal and they will have no purchase price advantage.

    (9) The Eligible Account Holders' or Supplemental Eligible Account Holders' proprietary interest in Elgin Savings arise solely by virtue of the fact that they are account holders in Elgin Savings. None of the compensation to be received by Eligible Account Holders-Employees or Supplemental Eligible Account Holder-Employees of Elgin Savings will be separate consideration for any of their deposits in Elgin Savings.

    (10) To the best of knowledge of management of Elgin Savings, there is not now, nor will there be at the time of reorganization, any plan or intention on the part of the depositors in Elgin Savings to withdraw their deposits from Elgin Savings Stock following the Conversion.

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

   (11) All distributions to deposit holders in their capacity as deposit holders (except for normal interest payments made by Elgin Savings) will, in the aggregate, constitute less than one percent of the fair market value of the net assets of Elgin Savings.

   (12) Elgin Savings has received an opinion from FinPro ("FinPro Opinion") which concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and other eligible subscribers do not have any value, since they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase conversion stock at a price equal to its estimated fair market value, which will be the same price as the public offering price for unsubscribed shares of Conversion stock.

   (13) EFC has no plan or intention to sell, liquidate or otherwise dispose of the stock of Elgin Savings Stock or sell the assets of Elgin Savings Stock other than in the ordinary course of business.

   (14) EFC and Elgin Savings Stock have no current plan or intention to redeem or otherwise acquire any of the shares of Common Stock issued in the Conversion transaction.

   (15) Elgin Savings, Elgin Savings Stock, and EFC are corporations within the meaning of Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and are not investment companies within the meaning of Code Section 368(a)(2)(F)(iii) and (iv).

   (16) Upon the completion of the Conversion, EFC will own and hold 100% of the issued and outstanding capital stock of Elgin Savings Stock and no other shares of capital stock of Elgin Savings Stock will be issued and/or outstanding. At the time of the Conversion, Elgin Savings Stock does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

         shares of preferred stock of Elgin Savings Stock, if any, will be issued and/or outstanding.

    (17) There is no plan or intention for Elgin Savings Stock to be liquidated or merged with another corporation following this proposed transaction.

    (18) If all of the net proceeds from the sale of conversion stock had been contributed by EFC to Elgin Savings Stock in exchange for common stock of Elgin Savings Stock in the transaction, as opposed to EFC retaining a portion of such net proceeds (the "retained proceeds,") and Elgin Savings Stock immediately thereafter made a distribution of the retained proceeds to EFC, Elgin Savings Stock would have sufficient current and accumulated earnings and profits for tax purposes such that the distribution would not result in the recapture of any portion of the tax bad debt reserves of Elgin Savings Stock under Code Section 593(e).

    (19) After the Conversion, Elgin Savings Stock will continue the business of Elgin Savings in the same manner as prior to the Conversion. Following the Conversion, Elgin Savings Stock has no plan or intention and EFC has no plan or intention to cause Elgin Savings Stock to sell its assets other than in the ordinary course of business.

    (20) Elgin Savings Stock has no plan or intention to issue additional shares of stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option or stock award plans or that may be issued to employee benefit plans.

    (21) Immediately after the Conversion, the assets and liabilities of Elgin Savings Stock will be identical to the assets and liabilities of Elgin Savings immediately prior to the Conversion, plus substantially all


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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

         the net proceeds from the sale of Elgin Savings Stock's common stock to EFC.

    (22) The fair market value of the assets of Elgin Savings, which will be transferred to Elgin Savings Stock in the Conversion, will be equal to or exceed the sum of the liabilities of Elgin Savings which will be assumed by Elgin Savings Stock and any liabilities to which the transferred assets are subject. Elgin Savings will have a positive regulatory net worth at the time of the transaction.

    (23) The applicable authority, as defined in Code Section
         368(a)(3)(D), has not made the certification of insolvency described in Code Section 368(a)(3)(D), nor will such certification be made prior to or otherwise in connection with the proposed transaction. Elgin Savings is not under the jurisdiction of a Bankruptcy or similar court.

    (24) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, or commitments or understanding with respect to the capital stock of Elgin Savings Stock, nor will there be any securities outstanding which are convertible into the capital stock of Elgin Savings Stock.

    (25) The liabilities of Elgin Savings assumed by Elgin Savings Stock plus the liabilities, if any, to which the transferred assets are subject were incurred by Elgin Savings in the ordinary course of its business and are associated with the assets transferred.

    (26) Elgin Savings will not have any Federal net operating loss carryovers but will have a small capital loss carryover at the time of the Conversion.

    (27) The tax basis of Elgin Savings Stock's assets (excluding cash, goodwill and any marketable security whose fair market value is at least 95% of its adjusted basis) immediately before the acquisition

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

         of its stock by EFC does not exceed the fair market value of Elgin Savings Stock's assets by more than 15%. Further, the difference between the fair market value of Elgin Savings Stock's assets, within the meaning of Code Section 382(h), and its tax basis in such assets immediately before the acquisition of its shares by EFC is not greater than the lesser of (a) $10,000,000 or (b) 15% of the fair market value of its assets.

    (28) Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Elgin Savings immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Elgin Savings and any such expenses and distributions will be paid by Elgin Savings Stock from the proceeds of the sale of the Conversion stock.


                                SECTION III
                                  OPINION


The State of Illinois has adopted federal law as currently amended as the starting point for computing Illinois taxable income [35 ILCS 5/203(b)]. Income tax terms are defined in relation to the Internal Revenue code [35 ILCS 5/102]. Taxpayers are required to use the same taxable year and accounting methods as are used in computing federal taxable income [35 ILCS 5/401(a) and 5/402(a)].

For State of Illinois tax purposes, the Internal Revenue Code and related regulations, rulings and case law are controlling unless specifically provided in the Illinois statutes. There are no specific provisions in the Illinois statutes governing the proposed transactions. Thus, our opinion below addresses our view as to the Federal income tax consequences of the proposed transactions which, as indicated above, should also be the Illinois income tax consequences.


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Page 13
Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

Based solely upon the facts and representations listed above and provided that the facts and representations are correct, we render the following opinion with respect to the Federal and State of Illinois income tax consequences of the proposed transaction. Our opinion is only applicable to the tax effects of those Internal Revenue Code Sections specifically discussed below. No opinion is expressed nor can any inferences be drawn as to the applicability of any other Code Section.

     1. The proposed Conversion of Elgin Savings from an Illinois chartered mutual savings bank ("Elgin Savings") to an Illinois chartered stock savings bank ("Elgin Savings Stock") will constitute a tax-free reorganization within the meaning of Code
          Section 368(a)(1)(F), and no gain or loss will be recognized to Elgin Savings or Elgin Savings Stock as a result or such Conversion.

     2. No gain or loss will be recognized to Elgin Savings Stock upon the receipt of money from EFC in exchange for common stock of Elgin Savings Stock [Code Section 1032(a)].

     3. No gain or loss will be recognized by EFC upon the receipt of money for stock issued in the Conversion. [Code Section 1032(a)].

     4. The assets of Elgin Savings Stock following the proposed Conversion will have the same basis as in the hands of Elgin Savings immediately before the Conversion [Code Section 362(b)].

     5. The holding period of Elgin Savings Stock's assets following the proposed Conversion will include the period such assets were held by Elgin Savings immediately before the Conversion [Code Section 1223(2)].

     6. No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders of Elgin Savings upon the issuance to them of accounts in Elgin Savings Stock in the same dollar amount as their accounts in Elgin Savings, plus interests in the


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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998


        liquidation account of Elgin Savings Stock, because the fair market value of the withdrawable accounts coupled with the liquidation account interest in Elgin Savings Stock at the time of the Conversion is deemed to be equal to the basis of the accounts in Elgin Savings (Code Section 1001; see Paulsen v. Commissioner, 469 U.S. 131, 139 (1985), quoting Society for Savings v. Bowers, 349 U.S. 143 (1955); but see Revenue Rulings 69-3, 1969-1 CB 103 and 69-646, 1969-2 CB54, the interest received rises to the level of "stock" and, thus, Code Section 354 applies).

   7. Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Voting Members, directors, officers, and employees of Elgin Savings, upon the distribution to them of stock in EFC [Code Section 356(a)]. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders, and other recipients on the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights [Code Section 356(a)]. Eligible Account Holders, Supplemental Eligible Account Holders, and other recipients will not realize any taxable income as a result of the exercise by them of the non-transferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182). This opinion is predicated on the representation that no person shall receive any payment in lieu of the issuance of subscription rights and upon the FinPro Opinion that the subscription rights do not have any value. However, notwithstanding the FinPro Opinion, if the subscription rights are subsequently found to have a fair market value, income may be recognized by the various recipients of the subscription rights (in certain cases whether or not the rights are exercised) and EFC and Elgin Savings Stock may be taxable on the distribution of subscription rights (Code Section 311).

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Board of Directors
Elgin Financial Center, S.B.
January 2, 1998


    8. Pursuant to Code Section 1012, the basis of the savings accounts in Elgin Savings Stock to be constructively received by the account holders of Elgin Savings will be equal to the cost of such property. The cost will be the fair market value of their savings account in Elgin Savings Stock constructively received in exchange for their savings account in Elgin Savings. For this purpose, the fair market value of the deposit accounts in Elgin Savings Stock after the proposed Conversion will be equal to the basis the Eligible Account Holders and Supplemental Eligible Account Holders have in their deposits in Elgin Savings immediately before the proposed Conversion. The basis for each account holder's interest in the liquidation account of Elgin Savings Stock will be equal to the cost of such property. The cost will be the same as the fair market value of the proprietary interest received in Elgin Savings Stock, in exchange for their proprietary interest in Elgin Savings. The account holders' interest in the liquidation account in Elgin Savings Stock will be deemed to have a basis and fair market value equal to zero. [See Paulsen v. Commissioner, 469 U.S. at 139 (1985) and Rev. Rul. 71-233, 1971-1 C.B. 113].

    9. The basis of EFC's stock to its stockholders will be the purchase price paid for such stock plus the basis, if any, of non-transferable subscription rights (Code Section 1012). Accordingly, assuming the subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid for such stock. Our opinion is predicated upon the FinPro Opinion that the subscription rights do not have any value. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised [Code Section 1223 (6)].

    10. For purposes of Code Section 381, Elgin Savings Stock will be treated as if there had been no reorganization. Accordingly, the taxable year of Elgin Savings will not end on the effective date of the

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Page 16
Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

         Conversion and the tax attributes of Elgin Savings will be taken into account by Elgin Savings Stock as if there had been no reorganization [Treasury Regulation Section 1.381(b)-(1)(a)(2)]. The part of the taxable year of Elgin Savings before the Conversion through Elgin Savings' normal year end will constitute a single taxable year of Elgin Savings Stock (Revenue Ruling 57-276, 1957-1 C.B. 126).

    11. Pursuant to the provisions of Code Section 381(c)(2) and Treasury Regulation Section 1.381(c)(2)-1, Elgin Savings Stock will succeed and take into account the earnings and profits of Elgin Savings as of the date of the Conversion. The Conversion will not diminish the accumulated earnings and profits of Elgin Savings Stock available for the subsequent distribution of dividends within the meaning of Code Section 316 and Treasury Regulations Section 1.312-11(b) and (c) as well as the application of Code Section 593(e).

    12. Pursuant to the provisions of Code Section 381(c)(3) and Treasury Regulation Section 1.381(c)(3)-1, and subject to the restrictions therein, Elgin Savings Stock will succeed to and take into account capital loss carryovers, if any, of Elgin Savings in its first taxable year ending after the date of the Conversion subject to the limitations of Code Section 382, if applicable.

    13. Pursuant to the provisions of Code Section 381(c)(4) and Treasury Regulation Section 1.381(c)(4)-1(a)(1)(ii), Elgin Savings Stock will succeed to and take into account, immediately after the Conversion, those accounts of Elgin Savings that represent "Base Year" tax bad debt reserves as defined in the Small Business Job Protection Act of 1996. Such Base Year tax bad debt reserves will not be required to be restored to the gross income of Elgin Savings or Elgin Savings Stock for the taxable year of the Conversion, and the Base Year tax bad debt reserves will have the same character in the hands of Elgin Savings Stock as they would have in the hands of Elgin Savings if no transfer occurred.


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Page 17
Board of Directors
Elgin Financial Center, S.B.
January 2, 1998

    14. The creation of the liquidation account on the records of Elgin Savings Stock will have no effect on Elgin Savings Stock's or Elgin Savings' taxable income, deductions, or distributions to shareholders under Code Section 593(e).

    15. Pursuant to the provisions of Code Section 381(c)(1) and Treasury Regulation Section 1.381(c)(1)-1, and subject to restrictions therein, Elgin Savings Stock will succeed to and take into account net operating loss carryovers, if any, of Elgin Savings in its first taxable year ending after the date of the Conversion, subject to the limitations of Code Section 382, if applicable.

    16. EFC's acquisition of the stock of Elgin Savings Stock will result in an ownership change of Elgin Savings Stock within the meaning of Code Section 382(b)(2). Accordingly, if Elgin Savings Stock had any net operating loss carryovers or net built-in losses, their use in the future years would be limited to the product of the pre-ownership fair market value of Elgin Savings Stock and the long-term Federal tax-exempt rate on the effective date of the ownership change or, if higher, the rate in effect for either of the two calendar months immediately preceding the ownership change [Code Sections 382(a)(1) and 382 (f)(1)].

    17. The limitations on the deduction of built-in deductions pursuant to Treasury Regulations Section 1.1502-15(a) and built-in losses pursuant to Code Section 382(h)(3)(B)(i) with respect to Elgin Savings Stock's assets upon the acquisition of its shares by EFC will not apply.

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Page 18
Board of Directors
Elgin Financial Center, S.B.
January 2, 1998





                                  SUMMARY


Based on the foregoing, it is our view that there should be no material adverse State of Illinois income tax consequences to EFC, Elgin Savings (mutual or stock), Eligible Account Holders or Supplemental Eligible Account Holders and other recipients of Conversion stock, as a result of the proposed transactions. However, as indicated earlier, our opinion is based upon the facts and representations detailed herein as well as current Federal and State of Illinois income tax law, related cases, rulings, etc. Any changes in the proposed transactions or in Federal and State of Illinois income tax law prior to consummation of the proposed transactions or which are retroactive in effect, could cause us to modify our opinion.

We consent to the inclusion of this opinion as an exhibit to the Form S-1 Registration Statement of EFC and the references to and summary of this opinion in such Registration Statement.

Very truly yours,

KPMG Peat Marwick LLP

/s/ Vincent L. Lanuza

Vincent L. Lanuza
Partner


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